Exhibit 10.1

September 10, 2018

Mr. William J. Grubbs
c/o Cross Country Healthcare, Inc.
5201 Congress Avenue
Boca Raton, FL 33487

Dear Mr. Grubbs:

You have informed Cross Country Healthcare, Inc. (the “Company”) of your intention to retire by March 31, 2019. In that connection, the Company and you hereby agree as follows:

1. You will cease to serve as Chief Executive Officer of the Company and will retire on the first to occur of (i) March 31, 2019 or (ii) the date on which the Company’s Board of Directors elects or appoints a new Chief Executive Officer. Upon your retirement, you will resign as Chief Executive Officer and as a Director of the Company.

2. The Company will continue to pay your base salary through March 31, 2019 and you will be entitled to receive the bonus earned by you under the Company’s annual bonus plan for 2018. In addition, the Company will continue your health insurance coverage through March 31, 2019. You will not be entitled to any bonus with respect to 2019.

3. All stock awards that would by their terms vest on or prior to March 31, 2019 (95,552 shares) shall vest on the date of your retirement. In addition, an additional 74,421 restricted stock awards will vest on the date of your retirement.

4. Other than as set forth above, you will not be entitled to any additional benefits or compensation upon retirement.

5. Except as expressly set forth above, all other terms and conditions of the Employment Agreement between the Company and you dated March 9, 2016 shall remain in full force and effect.

Very truly yours,

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Thomas C. Dircks
Thomas C. Dircks, Chairman

AGREED:

/s/ William J. Grubbs
William J. Grubbs